Exhibit 95

Item 4. Mine Safety Disclosures
Mine Safety and Health Administration Safety Data
    Warrior Met Coal, Inc. ("we," "our" or the "Company") is committed to the safety of its employees and to achieving a goal of providing a workplace that is incident free. In achieving this goal the Company has in place health and safety programs that include regulatory-based training, accident prevention, workplace inspection, emergency preparedness response, accident investigations and program auditing. These programs are designed to comply with regulatory mining-related coking coal safety and environmental standards. Additionally, the programs provide a basis for promoting a best-in-industry safety practice.
The operation of our mines is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a continual basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. As required by Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission ("SEC"). Within this disclosure, we present information regarding certain mining safety and health citations which MSHA has issued with respect to our mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed and, in that process, are sometimes dismissed and remaining citations are often reduced in severity and amount.
During the year ended December 31, 2022 none of the Company’s mining complexes received written notice from MSHA of (i) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Act or (ii) the potential to have such a pattern.
The first table below presents the total number of specific citations and orders issued by MSHA to the Company and its subsidiaries, together with the total dollar value of the proposed MSHA civil penalty assessments received, during the year ended December 31, 2022. The second table presents legal actions pending before the Federal Mine Safety and Health Review Commission (“FMSHRC”) for each of our mining complexes as of December 31, 2022 together with the number of legal actions initiated and the number of legal actions resolved during the year ended December 31, 2022.

Mining Complex(1) (3)	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Proposed MSHA Assessments(2) ($ in thousands)	Fatalities
Warrior Met Coal Mining, LLC, No. 4	104	1	—	—	—	$505.4	—
Warrior Met Coal Mining, LLC, No. 7	178	2	5	—	—	$557.8	—
(1)MSHA assigns an identification number to each coal mine and may or may not assign separate identification numbers to related facilities such as preparation plants. We are providing the information in the table by mining complex rather than MSHA identification number because we believe that this presentation is more useful to investors. For descriptions of each of these mining operations, please refer to the descriptions under “Part 1, Item 1. Business: and "Part 1, Item 2. Properties” in our Annual Report on Form 10-K for the year ended December 31, 2022. Idle facilities are not included in the table above unless they received a citation, order or assessment by MSHA during the current year or are subject to pending legal actions.
(2)Amounts listed under this heading include proposed assessments received from MSHA in the current year for alleged violations, regardless of the issuance date of the related citation or order.
(3)The table includes references to specific sections of the Mine Act as follows:

•Section 104 S&S Citations include citations for health or safety standards that could significantly and substantially contribute to serious injury if left unabated.
•Section 104(b) Orders represent failures to abate a citation under 104(a) within the period of time prescribed by MSHA and that the period of time prescribed for the abatement should not be further extended. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
•Section 104(d) Citations and Orders are for unwarrantable failure to comply with mandatory health and safety standards where such violation is of such a nature as could significantly or substantially contribute to the cause and effect of a coal or other mine safety or health hazard.
•Section 110(b)(2) Violations are for flagrant violations.
•Section 107(a) Orders are for situations in which MSHA determined an imminent danger existed.

Mining Complex Legal Actions(1)	Pending as of December 31, 2022	Initiated During 2022	Resolved During 2022

Warrior Met Coal Mining, LLC, No. 4
29 CFR Part 2700, Subpart B	1	1	—
29 CFR Part 2700, Subpart C	6	12	9
29 CFR Part 2700, Subpart D	—	—	—
29 CFR Part 2700, Subpart E	—	—	—
29 CFR Part 2700, Subpart F	—	—	—
29 CFR Part 2700, Subpart H	1	1	—

Warrior Met Coal Mining, LLC, No. 7
29 CFR Part 2700, Subpart B	2	1	—
29 CFR Part 2700, Subpart C	14	12	8
29 CFR Part 2700, Subpart D	—	—	—
29 CFR Part 2700, Subpart E	3	—	—
29 CFR Part 2700, Subpart F	—	—	—
29 CFR Part 2700, Subpart H	—	—	—
(1)Effective January 27, 2011, the SEC adopted amendments to its rules to implement Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “final rule”). The final rule modified previous reporting requirements and requires that the total number of legal actions pending before the FMSHRC as of the last day of the time period covered by the report be categorized according to type of proceeding, in accordance with the categories established in the Procedural Rules of FMSHRC. SEC rules require that six different categories of pending legal actions be disclosed. Categories for which there is no pending litigation for the respective mine are not listed in the table. The types of proceedings are listed as follows:
•“29 CFR Part 2700, Subpart B” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart B such as contests of citations and orders filed prior to receipt of a proposed penalty assessment from MSHA, contests related to orders for which penalties are not assessed (such as imminent danger orders under Section 107 of the Mine Act), and emergency response plan dispute proceedings.
•“29 CFR Part 2700, Subpart C” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart C and are contests of citations and orders after receipt of proposed penalties.
•“29 CFR Part 2700, Subpart D” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart D and are complaints for compensation, which are cases under section 111 of the Mine Act.
•“29 CFR Part 2700, Subpart E” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart E and are complaints of discharge, discrimination or interference and temporary reinstatement under section 105 of the Mine Act.

•“29 CFR Part 2700, Subpart F” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart F such as applications for temporary relief under section 105(b)(2) of the Mine Act from any modification or termination of any order issued thereunder, or from any order issued under section 104 of the Mine Act (other than citations issued under section 104(a) or (f) of the Mine Act).
•“29 CFR Part 2700, Subpart H” These legal actions include proceedings initiated under FMSHRC Procedural Rule 29 CFR Part 2700, Subpart H and are appeals of judges’ decisions or orders to FMSHRC, including petitions for discretionary review and review by FMSHRC on its own motion.